UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Trustmark Corporation

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2023	Year in Review

People you trust. Advice that works.

Trustmark began 2023 with a focus on serving customers, leveraging investments to enhance the customer experience, and improving profitability. Despite a tumultuous and challenging operating environment, we made significant progress across the organization. Our performance reflected solid loan production and credit quality, and continued deposit growth in an increasingly competitive marketplace. We achieved double-digit growth in net interest income in 2023 while noninterest income continued to expand thanks in part to another record year in our insurance business and commendable results in our banking, mortgage and wealth management businesses. We have a tremendous team of associates focused on expanding customer relationships and demonstrating the value Trustmark can provide as a trusted financial partner.

Based upon independent customer satisfaction surveys, we are pleased to have been recognized by Forbes as the Best-in-State Bank in Mississippi for the fourth consecutive year. Additionally, Trustmark was again listed among America’s Most Trusted Companies by Newsweek in 2023. Our 135 years of experience and focused attention to customer relationships have afforded Trustmark a position of leadership in the majority of communities we serve. We are pleased to hold the #1 deposit market share in Mississippi and a top-three deposit share position in 56% of markets we serve. We appreciate these accolades and the confidence our customers have placed in us as their financial partner.

Financial Highlights

Trustmark’s net income in 2023 totaled $165.5 million, the highest level in our company’s history, and represented diluted earnings per share of $2.70. This level of performance produced a return on average tangible equity of 14.04% in 2023.

Loan growth remained solid as loans held for investment (HFI) increased $746.5 million, or 6.1%, to total $13.0 billion at December 31, 2023. Growth was well-diversified by loan type and geography. Deposits increased $1.1 billion, or 7.8%, and totaled

$15.6 billion at year end 2023. Trustmark maintained a strong liquidity position as loans HFI represented 83.2% of total deposits at year end 2023.

Trustmark successfully navigated the challenging interest rate and economic environment and continued to achieve significant contributions from our fee-income businesses. Total revenue was $759.8 million in 2023, an increase of 8.6% from 2022. Net interest income (FTE) totaled $566.3 million, up 11.7% from the prior year, resulting in a net interest margin of 3.32%, up 15 basis points from the prior year. Noninterest income totaled $207.0 million in 2023 and represented 27.2% of total revenue.

Our mortgage banking business posted solid performance given the rising interest rate environment, producing revenue of $26.2 million during the year while loan production totaled $1.5 billion. Our commitment to providing opportunities for affordable housing was reinforced by our team of Community Lending Specialists and expanded product offerings, including our Advantage suite of products that meet the needs of low-to-moderate income borrowers and communities.

Our insurance business posted yet another record year, with revenue totaling $57.6 million in 2023, up 7.2% from the prior year. This performance reflects an expanded producer workforce, a hardening insurance market as well as the realization of operational efficiencies from investments in technology and improved processes. Trustmark’s wealth management business produced revenue of $35.1 million. Assets held under management and administration, including brokerage assets, totaled $10.8 billion at year end 2023. In 2023, Trustmark selectively expanded its salesforce in Houston, TX, Mobile, AL, Jackson, MS, and the Florida Panhandle, as well as its business development efforts in new markets.

Credit Quality

Trustmark experienced solid loan production and credit quality during the year, reflecting our disciplined underwriting process. In 2023, net charge-offs represented 0.06% of average loans. Allocation of Trustmark’s $139.4 million allowance for credit losses (ACL) on loans HFI represented 0.85% of commercial loans and 1.81% of consumer and home mortgage loans, resulting in an allowance for credit losses to total loans HFI of 1.08% and 249.31% of nonperforming loans, excluding individually evaluated loans at year end 2023. We believe the ACL is appropriate based upon the inherent risk in the loan portfolio.

Capital Strength

Trustmark’s capital position remained solid, reflecting the strength and diversity of our financial services business. We maintained quarterly cash dividends to shareholders of $0.23 per share, or $0.92 annually. At December 31, 2023, total shareholders’ equity was $1.7 billion, while tangible equity was $1.3 billion, representing 6.95% of tangible assets. All capital ratios continued to significantly exceed levels to be considered “well-capitalized.” While Trustmark did not repurchase any shares of its common stock in 2023, the Board of Directors authorized a stock repurchase program through which $50.0 million of Trustmark’s outstanding shares may be acquired through December 31, 2024.

Positioning for the Future

We continued to realign our delivery channels, cognizant of the fact that banking is something customers do, not necessarily a place they will go. We have adapted to this changing environment by consolidating select branch offices, reducing the size of our new banking centers, and investing in technology that enables customers to conduct business where, when, and how they choose.

We successfully expanded our digital banking services, providing customers with more seamless and secure online banking experiences. We also implemented advanced security protocols and systems to safeguard our customers’ data against emerging cyber threats. Additionally, we leveraged data analytics and artificial intelligence to gain deeper insights into customer behavior, risk management, and operational efficiency. These technologies enable us to offer personalized financial products and services, optimize lending processes, and improve decision-making.

During the year, we undertook significant upgrades to our IT infrastructure. We migrated to cloud-based solutions to achieve better scalability and reliability, upgrading our core banking systems, and ensuring compliance with regulatory standards.

We also streamlined our organizational structure to provide additional expertise and enhance profitable revenue growth. Our Retail Banking efforts are focused on Commercial, Business, and Consumer lines of business while Institutional Banking is focused on Commercial Real Estate, Residential Real Estate, Corporate Banking, and Specialty Banking. Within our Atlanta, GA-based Specialty Banking group, we established an Equipment Finance line of business with a seasoned team of professionals focused on national, middle-to-large ticket businesses. We are pleased with the first-year results of our Equipment Finance business as outstanding balances totaled $268 million at December 31, 2023.

Strategic Focus

Looking forward, we will continue to pursue opportunities to further leverage investments in technology that will broaden our reach, enhance the customer experience, and improve efficiency. We remain focused on providing the financial services and advice our customers have come to expect while building long-term value for our shareholders. We are honored to serve our customers, who have chosen us as their financial partner. Trustmark is “People you trust. Advice that works.”

Sincerely,

Gerard R. Host	Duane A. Dewey
Chair	President and
Trustmark Corporation	Chief Executive Officer
Trustmark Corporation

CommunityENGAGEMENT

Trustmark embraces a culture of corporate social responsibility through active community engagement, which includes volunteerism, philanthropy, and community development. Throughout its footprint in 2023, Trustmark associates volunteered more than 5,990 hours in service to local organizations and charities through financial education, cultural events, and partnerships that enhance and contribute to the growth of communities.

Trustmark’s commitment to strengthen communities was further demonstrated through its investment of $4.0 million in contributions and sponsorships to local organizations within its service areas, which included $1.3 million in support to organizations that serve and stabilize vulnerable children and families through the MS Children’s Promise Tax Credit Program.

Trustmark also prioritized its commitment to financial education in 2023, through its partnership with EVERFI, Inc., a digital financial education company, enabling more than 4,500 students throughout Mississippi to receive instruction on financial matters through Trustmark’s Financial Scholars Program. Trustmark also provides free online financial education through the Trustmark Financial Education Tool Kit on its website, trustmark.com.

Trustmark continued its partnership in 2023, with Operation HOPE, Inc., a national non-profit organization, to provide additional financial literacy support through the HOPE Inside Program within the markets of Memphis, TN, Montgomery, AL, and Jackson, MS. The program provides banking customers and members of the public with opportunities to receive financial tools and education from within Trustmark branches to strengthen their financial security. Trustmark’s investment provides a dedicated financial wellness coach to administer the HOPE Inside Program. The coaches conduct financial literacy seminars, individualized financial counseling sessions, and provide referrals to disaster relief services. These services and resources are provided at no cost to community residents and extend to city employees and first responders in each of the designated markets. In 2023, more than 5,000 services were provided through Trustmark’s partnership with Operation HOPE, Inc.

Trustmark is a trusted banking partner that supports the individual goals and needs of its varied customer base. Responsible products and services were delivered in 2023 within all segments of Trustmark’s communities, including low-to-moderate income areas, where more than $360.6 million in home mortgage loans were originated. Low-to-moderate income borrowers received more than $452.7 million in home mortgage loans and the company’s collaborative work with community service providers, developers, realtors, housing advocates and others resulted in more than $33.2 million in investments that support and provide affordable housing, employment and community services. Also in 2023, Trustmark invested $423.9 million in small business and small farm loans and more than $115.8 million in community development loans.

Trustmark’s commitment to building resilient communities is not only evident through its services and lending activities, but also through its proactive business practices. Throughout the year, the company led efforts to advance environmental initiatives that conserve natural resources and reduce the consumption of energy. Trustmark also activated disaster recovery and business continuity plans as needed to minimize the impact of weather-related service disruptions for its customers.